Exhibit 99.1

corporate investor relations Becky Pendleton Reid 206.762.0993 www.stockvalues.com NEWS RELEASE	Patrick E. Phelan, Chief Financial Officer (415) 459-2265

Business Bancorp Declares Regular Quarterly Cash Dividend

San Rafael, CA and San Bernardino, CA — BUSINESS WIRE — September 2, 2003—Business Bancorp (NasdaqNM: BZBC), the parent company of Business Bank of California, today announced its Board of Directors declared a regular quarterly cash dividend of $0.01 per share payable September 26 to shareholders of record on September 12, 2003.

In July, Business Bancorp reported second quarter earnings increased 30% on the strength of improved operating efficiencies and the synergies derived from its 2001 merger of equals with MCB Financial Corp.  Also, commercial real estate loans in the portfolio had increased 19% over the level 12 months earlier.  GAAP earnings per diluted share in the second quarter increased 27% to $.38 per share, compared to $.30 per share, in the second quarter 2002.

About Business Bancorp

Business Bancorp, parent of Business Bank of California, completed a merger of equals with MCB Financial, parent of Metro Commerce Bank, in December 2001.  The bank now has assets of more than $600 million and operates 15 branches offering retail banking, commercial, construction, and SBA lending.  The bank operates in the Southern California cities of Corona, Hemet, Hesperia, Ontario, Phelan, Riverside, Redlands, Upland and San Bernardino, and in the Northern California cities of San Rafael, Petaluma, San Francisco, South San Francisco, and Hayward.  The branches are strongly focused on providing high-quality, personalized services to small businesses, professionals and consumers.  For further information on the company, visit our website at www.businessbank.com or e-mail your request to pphelan@businessbank.com or info@businessbank.com.  Include your name, phone, facsimile, e-mail and mailing address.

Note:  Transmitted on Business Wire on September 2, 2003 at 3:08 p.m. PDT